Exhibit 10.1
Kilroy Realty Corporation
Employment Agreement for Jeffrey C. Hawken
(as amended and restated as of January 1, 2013)
Kilroy Realty Corporation
Employment Agreement for Jeffrey C. Hawken

i

7	Termination of Employment for Reasons Other Than Retirement, Death, or Disability.		11
	(a)	Termination by the Company for Cause	11
	(b)	Termination by Executive Other Than For Good Reason	11
	(c)	Termination by the Company Without Cause	12
	(d)	Termination by Executive for Good Reason	13
	(e)	Other Terms Relating to Certain Terminations of Employment	13

8	Definitions Relating to Termination Events.		14
	(a)	"Annual Incentives"	14
	(b)	"Cause"	14
	(c)	"Change in Control"	15
	(d)	"Compensation Accrued at Termination"	16
	(e)	"Disability"	17
	(f)	"Good Reason"	17
	(g)	"Partial Year Bonus"	18
	(h)	Intentionally omitted	19
	(i)	"Reasonably Anticipated Performance"	19
	(j)	"Severance Period"	19

9	Payment of Financial Obligations		19

10	Rabbi Trust Obligation; Excise Tax-Related Provisions.		19
	(a)	Rabbi Trust Funding	19
	(b)	Parachute Payments-Best After-Tax Result	20

11	Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.		21
	(a)	Noncompetition Agreement	21
	(b)	Non-Solicitation	21
	(c)	Non-Disclosure; Ownership of Work	21
	(d)	Cooperation With Regard to Litigation	21
	(e)	Non-Disparagement	22
	(f)	Release of Employment Claims	22
	(g)	Forfeiture of Outstanding Options and Other Equity Awards	22
	(h)	Survival	23
	(i)	Remedies	23

12	Governing Law; Disputes; Arbitration		23
	(a)	Governing Law	23
	(b)	Reimbursement of Expenses in Enforcing Rights	24
	(c)	Arbitration	24
	(d)	Interest on Unpaid Amounts	25
	(e)	LIMITATION ON LIABILITIES	25
	(f)	WAIVER OF JURY TRIAL	25

ii

13	Miscellaneous		25
	(a)	Integration	25
	(b)	Successors; Transferability	26
	(c)	Beneficiaries	26
	(d)	Notices	26
	(e)	Reformation	27
	(f)	Headings	27
	(g)	No General Waivers	27
	(h)	No Obligation To Mitigate	27
	(i)	Offsets; Withholding	27
	(j)	Successors and Assigns	28
	(k)	Counterparts	28
	(l)	Due Authority and Execution	28
	(m)	Representations of Executive	28

14	D&O Insurance		28

iii

Kilroy Realty Corporation
Employment Agreement for Jeffrey C. Hawken

(as amended and restated as of January 1, 2013)
THIS EMPLOYMENT AGREEMENT by and between KILROY REALTY CORPORATION, a Maryland corporation (the “Company”), Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”) and Jeffrey C. Hawken (“Executive”) effective as of January 1, 2007, is amended and restated as of January 1, 2013 (the “Effective Date”). This Employment Agreement (the “Agreement”), as amended, supersedes and replaces in its entirety Executive's Employment Agreement, effective as of January 1, 2007, with the Company and Operating Partnership, including any addendums thereto, and all other prior employment agreements with the Company and/or the Operating Partnership (the “Prior Employment Agreements”).
W I T N E S S E T H
WHEREAS, the Company desires to continue to employ Executive as Executive Vice President and Chief Operating Officer of the Company, and Executive desires to continue in such employment on the terms and conditions herein set forth.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which the Company and Executive each hereby acknowledge, the Company and Executive hereby agree as follows:

1.	Employment.
The Company and Operating Partnership hereby agree to continue to employ Executive as their Executive Vice President and Chief Operating Officer, and Executive hereby agrees to accept and continue in such employment during the Term as defined in Section 2 (subject to Section 7(c)) and to serve in such capacities from and after the Effective Date, upon the terms and conditions set forth in this Agreement. The allocation of the rights and obligations between the Company and the Operating Partnership shall be determined by separate agreement of those parties. For purposes of this Agreement, the term “Company” shall be understood to include the Operating Partnership, unless the context otherwise requires.

2.	Term.
The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on December 31, 2015, except that the Term will end at a date, prior to the end of such period, specified in Section 6 or 7 in the event of termination of Executive's employment.

3.	Offices and Duties.
The provisions of this Section 3 will apply during the Term, except as otherwise provided in Section 7(c):
(a)Generally. Executive shall serve as the Executive Vice President and Chief Operating Officer of the Company. In any and all such capacities, Executive shall report only to the Chief Executive Officer of the Company. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the executive vice president and chief operating officer of a publicly held corporation of the size, type, and nature of the Company as they may exist from time to time and consistent with such position and status. In addition, if the Company and Executive mutually agree, Executive may serve the Company and its subsidiaries and affiliates in other offices and capacities; provided that, if Executive's service in any such additional office or capacity ceases, such cessation shall have no effect on the compensation payable hereunder.

(b)Devotion of Time and Effort. Executive shall devote substantially all of his business time and attention, and his best efforts, abilities, experience, and talent, to the positions of Executive Vice President and Chief Operating Officer and for the businesses of the Company without commitment to other business endeavors, except that Executive (i) may make personal investments which are not in conflict with his duties to the Company and manage personal and family financial and legal affairs, (ii) may undertake public speaking engagements, and (iii) may serve as a director of (or similar position with) any educational, charitable, community, civic, religious, or similar type of organization, or, with the approval of the Board of Directors of the Company (the “Board”), a for-profit business, provided, however, serving as a director of a for-profit business in which the Executive is engaged pursuant to subsection (iv) shall not require the approval of the Board and (iv) may engage in for-profit activities, which activities may include real estate development activities in regions in which the Company is not engaged in business and non-competitive activities in areas with which the Company is not involved and which are not in conflict with the Company's activities, so long as such activities listed in clauses (i) through (iv) do not preclude or render unlawful Executive's employment or service to the Company or otherwise materially inhibit the performance of Executive's duties under this Agreement or impair the business of the Company or its subsidiaries.

(c)Place of Employment. Executive's principal place of employment shall be at the Company's principal executive offices in Los Angeles, California.

4.	Salary and Annual Incentive Compensation.
As partial compensation for the services to be rendered hereunder by Executive, the Company agrees to pay to Executive during the Term the compensation set forth in this Section 4.
(a)Base Salary. The Company will pay to Executive during the Term a base salary at the annual rate of $675,000, payable commencing at the beginning of the Term in accordance with the Company's usual payroll practices with respect to senior executives (except to the extent deferred under Section 5(c)). Executive's annual base salary shall be reviewed by the Executive Compensation Committee of the Board (the “Committee”) each year of the Term, beginning in 2014, and may be increased above, but may not be reduced below, the then-current rate of such base salary. For purposes of this Agreement, “Base Salary” means Executive's then-current base salary.

(b)Annual Incentive Compensation. During the Term, Executive will be eligible to receive an annual cash award (the “Annual Cash Award”) and an annual stock incentive award (the “Annual Stock Incentive”) which shall offer to Executive an opportunity to earn additional compensation based upon performance in amounts determined by the Committee in accordance with the applicable plan; provided, however, that (i) the annual target incentive opportunity for the Annual Cash Award shall be not less than $1,350,000 (which $1,350,000 is the “Annual Cash Target”), up to 25% of which may be payable, in the Company's sole discretion, in Company stock, and (ii) the annual target incentive opportunity for the Annual Stock Incentive shall be not less than $1,350,000 (which $1,350,000 is the “Annual Stock Target”), up to 100% of which may be payable, in the Company's sole discretion, in cash, in either case, for achievement of target level performance, with the nature of the performance and the levels of performance triggering payments of such target Annual Cash Award and target Annual Stock Incentive for each year to be established through consultation between the Chief Executive Officer of the Company and the Committee and communicated to Executive during the first quarter of such year by the Committee. The Annual Cash Award and the Annual Stock Incentive paid may be, in the discretion of the Committee, more or less than the annual target incentive opportunity based on the Company's actual performance in relation to the target level performance. In addition, the Committee (or the Board) may determine, in its discretion, to increase Executive's target incentive opportunity or provide an additional incentive opportunity, in excess of the target incentive opportunity, payable for performance in excess of or in addition to the performance required for payment of the target incentive amounts. Any annual incentive compensation payable to Executive shall be paid in accordance with the Company's usual practices with respect to payment of incentive compensation to senior executives as set forth in Section 5(g) (except to the extent deferred under Section 5(c)).

(c)Options and Restricted Stock Units. During the Term, Executive will be provided with the opportunity to participate in the Company's long-term incentive plan applicable to senior executives, as such plan may exist from time to time (the “LTIP”). All decisions regarding the criteria to be used to determine LTIP awards (which may consist of both corporate and individual performance factors and metrics), the actual amount of the LTIP award, if any, with respect to any LTIP performance period during the Term, the form of payment of such awards (which may be in cash, shares of Company Stock, options to purchase Company Stock, a combination of the foregoing or any other medium chosen by the Committee) and interpretations of the terms of the LTIP shall be made solely and exclusively by the Committee in its discretion.

5.	Compensation Plans, Benefits, Deferred Compensation, and Expense Reimbursement.

(a)Executive Compensation Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in all executive compensation plans and programs intended for general participation by senior executives of the Company, as presently in effect or as they may be modified or added to by the Company from time to time, subject to the eligibility and other requirements of such plans and programs.

During the Term, Executive shall be eligible to participate in any Outperformance Incentive Award plan (including any similar plan or other substitute plan) that may be adopted by the Board in its sole discretion on terms that are at least as favorable to those made available to other senior executives of the Company in accordance with the terms of the applicable program document.
(b)Employee and Executive Benefit Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in all employee and executive benefit plans and programs of the Company, as presently in effect or as they may be modified or added to by the Company from time to time, to the extent such plans are generally available to other senior executives or employees of the Company, subject to the eligibility and other requirements of such plans and programs, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, as well as savings, profit-sharing, 401(k) and stock ownership plans. In addition, Executive shall be eligible to participate in and receive or participate in perquisites under policies implemented by the Board and the Committee. It is understood that no minimum level of perquisites is guaranteed hereunder, and that the Company may make available compensation and benefits to one or more individual executives that will not be deemed “generally available” to senior executives.

In furtherance of and not in limitation of the foregoing, during the Term:

(i)
Executive will participate as Executive Vice President and Chief Operating Officer in all executive and employee vacation and time-off programs; provided that Executive shall be entitled to a minimum of 25 business days of vacation annually; and

(ii)
The Company shall pay or reimburse Executive for tax and financial planning services subject to an annual maximum of $25,000 provided that such payment or reimbursement by the Company shall be made no later than the fifteenth day of the third month following the end of the calendar year in which Executive incurred such expense; provided, further, that Executive shall have provided a reimbursement request to the Company no later than 30 days prior to the date the reimbursement is due; and

(iii)
The Company shall reimburse the executive for the cost of an annual physical examination which is not paid for or reimbursed under the Company's medical insurance, and Executive shall be required under this Agreement to undergo an annual physical examination by a qualified medical doctor (MD); and

(iv)	The Company shall provide Executive with a reasonable automobile allowance during the Term, subject to and on a basis consistent with Company policy applicable to Executive on the Effective Date.

(c)Deferral of Compensation. If the Company has in effect or adopts any deferral program or arrangement permitting executives to elect to defer any compensation, Executive will be eligible to participate in such program on terms no less favorable than the terms of participation of any other senior executive officer of the Company. Any plan or program of the Company which provides benefits based on the level of salary, annual incentives, or other compensation of Executive shall, in determining Executive's benefits, take into account the amount of salary, annual incentives, or other compensation prior to any reduction for voluntary contributions made by Executive under any deferral or similar contributory plan or program of the Company, but shall not treat any payout or settlement under such a deferral or similar contributory plan or program to be additional salary, annual incentives, or other compensation for purposes of determining such benefits, unless otherwise expressly provided under such plan or program.

(d)Reimbursement of Expenses. The Company will promptly reimburse Executive for all reasonable business expenses and disbursements incurred by Executive in the performance of Executive's duties during the Term in accordance with the Company's reimbursement policies as in effect from time to time.
(e)Office, Staff and Equipment. The Company agrees to provide to Executive such staff, equipment and office space as is reasonably necessary for Executive to perform his duties hereunder, subject to and on a basis consistent with Company policy on the Effective Date.

(f)Company Registration Obligations. The Company will use its commercially reasonable efforts to file with the Securities and Exchange Commission and thereafter maintain the effectiveness of one or more registration statements registering under the Securities Act of 1933, as amended (the “1933 Act”), the offer and sale of shares by the Company to Executive pursuant to any stock option or other equity-based awards granted to Executive under Company plans or otherwise or, if shares are acquired by Executive in a transaction not involving an offer or sale to Executive but resulting in the acquired shares being “restricted securities” for purposes of the 1933 Act, registering the reoffer and resale of such shares by Executive.

(g)Limitations Under Code Section 409A.

(i)
Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive's employment with the Company or a subsidiary, any of the Company's stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such termination, Executive would receive any payment that, absent the application of this Section 5(g), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six (6) months and one day after Executive's termination date, (2) Executive's death or (3) such other date (the “Delay Period”) as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). In particular, with respect to any lump sum payment otherwise required hereunder, in the event of any delay in the payment date as a result of Section 409A(a)(2)(A)(i) and (B)(i) of the Code, the

Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company's principal bank.

(ii)
To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A of the Code provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A of the Code, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company's share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(iii)
In addition, other provisions of this Agreement or any other such plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A of the Code.

(iv)
For purposes of Section 409A of the Code, each payment made after termination of employment, including COBRA continuation reimbursement payments, will be considered one of a series of separate payments.

(v)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(vi)
Any amount that Executive is entitled to be reimbursed under this Agreement that may be treated as taxable compensation will be reimbursed to Executive as promptly as practical and in any event not later than sixty (60) days after the end of the calendar year in which the expenses are incurred; provided that Executive shall have provided a reimbursement request to the Company no later than thirty (30) days prior to the date the reimbursement is due. The amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses for reimbursement in any other calendar year, except as may be required pursuant to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.

(vii)	The Company shall not be obligated to reimburse Executive for any tax penalty or interest or provide a gross-up in connection with any tax liability of Executive under Section 409A of the Code.

(viii)
Any annual bonus that is earned pursuant to Section 4(b) shall be paid, whether in cash or equity as provided above, between January 1 and March 15 of the year following the year for which such annual bonus was earned; provided, however, that if the Board shall determine that it is administratively impracticable, which may include inability of the Company to gain certification of its financial statements, to make such annual bonus payment by March 15, any such payment shall be made as soon as reasonably practicable after such period and in no event later than December 31 of the year following the year for which such annual bonus was earned.

(ix)
Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), except as specifically provided herein, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(x)
Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of termination of Executive's employment, the payments of such base salary or other compensation shall be made in accordance with the Company's payroll practices (or other similar term) or, if not payable in accordance with the Company's payroll practices, on a monthly basis.

6.	Termination Due to Retirement, Death, or Disability.

(a)Retirement. Executive may elect to terminate employment hereunder by retirement at or after age 65, or at such earlier age as may be approved by the Board, with at least 30 years of service with the Company or its predecessors (in either case, “Retirement”) upon at least 30 days written notice to the Company. At the time Executive's employment terminates due to Retirement, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease except for obligations which expressly continue after termination of employment due to Retirement, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive's Compensation Accrued at Termination (as defined in Section 8(d));

(ii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive's employment terminated, a Partial Year Bonus (as defined in Section 8(g));

(iii)
A single severance payment in an amount equal to the sum of: (i) Executive's Base Salary plus (ii) the average of the Annual Incentives (as defined in Section 8(a)) for the prior five (5) calendar years;

(iv)
All equity awards (or portions thereof) held by Executive at termination that vest based on time (not based on performance) shall be fully vested and, except as otherwise provided herein, all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted (subject to the terms of this Agreement including Section 11(g) hereof); and

(v)
All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan. In addition, at Company's expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company's health plan(s) in which Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of three (3) years after the date of Executive's Retirement.

(b)Death. In the event of Executive's death which results in the termination of Executive's employment, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease except for obligations which expressly continue after death, and the Company will pay Executive's beneficiary or estate, and Executive's beneficiary or estate will be entitled to receive, the following:

(i)	Executive's Compensation Accrued at Termination;

(ii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive dies, a Partial Year Bonus (as defined in Section 8(g));

(iii)
A single severance payment in an amount equal to the sum of: (i) Executive's Base Salary plus (ii) the average of the Annual Incentives (as defined in Section 8(a)) for the prior five (5) calendar years. Such payment shall be in addition to any life insurance payments to which Executive is otherwise entitled and any other compensation earned by Executive hereunder;

(iv)
All equity awards held by Executive at termination that vest based on time shall be fully vested and, except as otherwise provided herein, all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted (subject to Section 11(g) hereof);

(v)
Any performance objectives upon which the earning of performance-based restricted stock, RSUs, and other equity awards and other long-term incentive awards (including cash awards and any Outperformance Incentive Award, but excluding for purposes of this clause (v) any annual incentive compensation payable pursuant to Section 4(b)) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance and Reasonably Anticipated Performance at the date of termination, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the date of such termination, subject to the discretion of the Committee to deem a higher level of performance to have been achieved, and, except as otherwise provided herein, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; and

(vi)
All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan. In addition, at Company's expense, Executive's spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company's health plan(s) in which Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of three (3) years after the date of Executive's death.

(c)Disability. The Company may terminate the employment of Executive hereunder due to the Disability (as defined in Section 8(e)) of Executive. Upon termination of employment, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease except for obligations which expressly continue after termination of employment due to Disability, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive's Compensation Accrued at Termination;

(ii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive becomes disabled, a Partial Year Bonus (as defined in Section 8(g));

(iii)
A single severance payment in an amount equal to the sum of two times: (i) Executive's Base Salary plus (ii) the average of the Annual Incentives (as defined in Section 8(a)) for the prior five (5) calendar years. Such payment shall be in addition to any disability insurance payments to which Executive is otherwise entitled and any other compensation earned by Executive hereunder;

(iv)
All equity awards held by Executive at termination that vest based on time shall be fully vested and, except as otherwise provided herein, all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted (subject to Section 11(g) hereof);

(v)
Any performance objectives upon which the earning of performance-based restricted stock, RSUs, and other equity awards and other long-term incentive awards (including cash awards and any Outperformance Incentive Award, but excluding for purposes of this clause (v) any annual incentive compensation payable pursuant to Section 4(b) that is subject to subsection (ii) above) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance and Reasonably Anticipated Performance at the date of termination, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the date of such termination, subject to the discretion of the Committee to deem a higher level of performance to have been achieved, and, except as otherwise provided herein, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(vi)	Disability benefits shall be payable in accordance with the Company's plans, programs and policies; and

(vii)
All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan. In addition, at Company's expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company's health plan(s) in which Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of three (3) years after the date Executive's employment terminates.

(d)Other Terms of Payment Following Retirement, Death, or Disability. Nothing in this Section 6 shall limit the benefits payable or provided in the event Executive's employment terminates due to Retirement, death, or Disability under the terms of plans or programs of the Company more favorable to Executive (or his beneficiaries) than the benefits payable or provided under this Section 6 (except in the case of Annual Incentives in lieu of which amounts are paid hereunder), including plans and programs adopted after the date of this Agreement. Subject to Section 5(g), amounts payable under this Section 6 following Executive's termination of employment will be paid or commence, as applicable, within fifty (50) days following such termination of employment, and, except for the specific payment timing rule provided under Section 11(f), with the exact date of payment or commencement determined in the sole discretion of the Company. The Company shall have no obligation to pay any such amounts or provide any such benefits in the event Executive's employment terminates due to Retirement or Disability unless Executive complies with Section 11(f).

7.	Termination of Employment For Reasons Other Than Retirement, Death, or Disability.

(a)Termination by the Company for Cause. The Company may terminate the employment of Executive hereunder for Cause (as defined in Section 8(b)) at any time. At the time Executive's employment is terminated for Cause, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive's Compensation Accrued at Termination;

(ii)
The vesting and exercisability of stock options, RSUs and other equity awards held by Executive at termination and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such options, RSUs and other equity awards were granted (subject to Section 11(g) hereof); and

(iii)
All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan. In addition, at Executive's expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage under any applicable law.

(b)Termination by Executive Other Than For Good Reason. Executive may terminate his employment hereunder voluntarily for reasons other than Good Reason (as defined in Section 8(f)) at any time upon at least 30 days' written notice to the Company. If in connection with the expiration of the Term, the Company offers to extend the Term upon substantially the same (or better) compensation and other terms as reflected in this Agreement, any decision by Executive not to continue employment following the expiration of the Term pursuant to Section 2 hereof shall be deemed to be a termination of employment by Executive for reasons other than Good Reason at the date of expiration of the Term. At the time Executive's employment is terminated by Executive other than for Good Reason, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease, and the Company will pay Executive, and Executive will be entitled to the same compensation and rights specified in Section 7(a).

(c)Termination by the Company Without Cause. The Company may terminate the employment of Executive hereunder without Cause upon at least 30 days' written notice to Executive. If in connection with the expiration of the Term, the Company fails to offer to extend the Term upon substantially the same (or better) compensation and other terms as reflected in this Agreement, such failure by the Company to offer to extend the Term pursuant to Section 2 hereof shall be deemed to be a termination of Executive's employment by the Company without Cause at the date of expiration of the Term and shall be subject to this Section 7(c). At the time Executive's employment is terminated by the Company, the Term will terminate, all remaining obligations of the Company and Executive under Sections 1 through 5 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive's Compensation Accrued at Termination;

(ii)
A single severance payment in cash in an aggregate amount equal to the sum of: (i) three times Executive's Base Salary plus (ii) three times the average of the Annual Incentives (as defined in Section 8(a)) for the prior five (5) calendar years;

(iii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive's employment terminates, a Partial Year Bonus (as defined in Section 8(g));

(iv)
All equity awards held by Executive at termination which vest based on time shall become vested and, except as otherwise provided herein, all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted (subject to Section 11(g) hereof);

(v)
Any performance objectives upon which the earning of performance-based restricted stock, RSUs, and other equity awards and other long-term incentive awards (including cash awards and any Outperformance Incentive Award, but excluding for purposes of this clause (v) any annual incentive compensation payable pursuant to Section 4(b)) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance and Reasonably Anticipated Performance at the date of termination, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the date of such termination, subject to the discretion of the Committee to deem a higher level of performance to have been achieved, and, except as otherwise provided herein, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(vi)	All deferral arrangements under Section 5(c) will be settled in accordance with the plans and programs governing the deferral; and

(vii)
All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan. In addition, at Company's expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company's health plan(s) in which Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of three (3) years after the date Executive's employment terminates.

Payments and benefits under this Section 7(c) are subject to Section 5(g). In particular, payments under Sections 7(c)(ii) and (iii) likely will be required under Section 5(g) to be made at the date six (6) months and one day after termination of employment.
(d)Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason upon 60 days' written notice to the Company; provided, however, that, if the basis for such Good Reason is correctible and the Company has corrected the basis for such Good Reason within 30 days after receipt of such notice, Executive may not then terminate his employment for Good Reason with respect to the matters addressed in the written notice, and therefore Executive's notice of termination will automatically become null and void. At the time Executive's employment is terminated by Executive for Good Reason (i.e., at the expiration of such notice period), the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the same compensation and rights specified in Section 7(c)(i) - (vii) and the text following clause (vii).

If any payment or benefit under this Section 7(d) is based on Base Salary or other level of compensation or benefits at the time of Executive's termination and if a reduction in such Base Salary or other level of compensation or benefit was the basis for Executive's termination for Good Reason, then the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 7(d).
(e)Other Terms Relating to Certain Terminations of Employment. In the event Executive's employment terminates for any reason set forth in Section 7(b) through (d), Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 7 (except without duplication of payments or benefits, including in the case of Annual Incentives in lieu of which amounts are paid hereunder). Except as otherwise provided under Section 5(g), amounts payable under this Section 7 following Executive's termination of employment will be paid or commence within fifty (50) days following such termination of employment, and, except for the specific payment timing rule provided under Section 11(f), with the exact date of payment or commencement determined in the sole discretion of the Company. The Company shall have no obligation to pay any such amounts or provide any such benefits unless Executive complies with Section 11(f). References to the amount of compensation paid as salary and Annual Incentives in previous years includes payments to Executive by the Company and Operating Partnership in periods prior to the Effective Date.

The Company and the Operating Partnership, and any successor(s) thereto, shall use their commercially reasonable efforts to allow Executive to receive long term capital gain treatment for federal income tax purposes for all interests held by Executive in the Operating Partnership at the time of termination of Executive's employment (provided, that, nothing herein shall prevent Company from terminating Executive's employment), and the Company and the Operating Partnership, and any successor(s) thereto, shall reasonably cooperate with Executive to obtain favorable tax treatment for Executive with regard to all interests held by Executive in the Operating Partnership.

8.	Definitions Relating to Termination Events.

(a)“Annual Incentives”. For purposes of this Agreement, Annual Incentives for a calendar year shall mean the sum of:

(i)	The Annual Cash Target and the Annual Stock Target;

(ii)
The value of any equity compensation granted to Executive in such calendar year other than pursuant to Section 4(b) (each a “Discretionary Equity Incentive”). For example, if Executive is granted a Discretionary Equity Incentive in calendar year 2013 that contains time and/or performance based vesting conditions, the Discretionary Equity Incentive will be considered part of the Annual Incentives for calendar year 2013, and

(iii)
Any cash incentive compensation earned by Executive, other than pursuant to Section 4(b), with respect to a performance period that (x) exceeds one calendar year and (y) ends during such calendar year (each a “Long-Term Cash Incentive”). A Long-Term Cash Incentive shall be included as part of Annual Incentives for the calendar year that includes the last day of the Long-Term Cash Incentive's performance period, even if the amount of the incentive is determined and/or paid in a later calendar year. For example, if Executive earns a Long-Term Cash Incentive that is paid to Executive in calendar year 2016 and is based on a performance period that includes calendar years 2012 through 2015, then such Long-Term Cash Incentive will be considered part of the Annual Incentives for calendar year 2015.

In no event shall any amount of compensation be counted as part of Annual Incentives in more than one calendar year. The Discretionary Equity Incentive shall be valued for purposes of the Annual Incentives based on its grant date fair value, as determined under United States Financial Accounting Standards Board Accounting Standards Codification Topic 718 or any successor provision.
(b)“Cause”. For purposes of this Agreement, “Cause” shall mean Executive's:

(i)	conviction for commission of a felony or a crime involving moral turpitude;

(ii)	willful commission of any act of theft, fraud, embezzlement or misappropriation against the Company or its subsidiaries or affiliates;

(iii)
willful and continued failure to substantially perform Executive's duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness or from Executive's unavailability due to circumstances beyond his control), which failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive's duties.

No act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the independent members of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail.
(c)“Change in Control”. For purposes of this Agreement, a “Change in Control” means the following:

(i)
A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; or

(ii)
During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 8(c)(i) hereof or Section 8(c)(iii) hereof) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)
The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)
Which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the “ Successor Entity “)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and;

(B)
After which no person or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 8(c)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)	The Company's stockholders approve a liquidation or dissolution of the Company and all material contingencies to such liquidation or dissolution have been satisfied or waived.

(d)“Compensation Accrued at Termination”. For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i)
The unpaid portion of annual Base Salary at the rate payable, in accordance with Section 4(a) hereof, at the date of Executive's termination of employment, pro rated through such date of termination, payable in accordance with the Company's regular pay schedule;

(ii)
Except as otherwise provided in this Agreement, all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive's termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 4(b) and 5(a) and 5(b) hereof (including any earned and vested Annual Incentives) in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iii)
Reasonable business expenses and disbursements incurred by Executive prior to Executive's termination of employment or contractually obligated prior to Executive's termination of employment and incurred by Executive thereafter, to be reimbursed to Executive, as authorized under Section 5(d), in accordance the Company's reimbursement policies as in effect at the date of such termination.

(e)“Disability”. For purposes of this Agreement, “Disability” means that Executive qualifies to receive long-term disability payments under the Company's or the Operating Partnership's long-term disability insurance program, as it may be amended from time to time. If there is no such program, “Disability” means Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.

(f)“Good Reason”. For purposes of this Agreement, “Good Reason” shall mean, without Executive's express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof:

(i)
the assignment to Executive of duties materially inconsistent with Executive's position and status hereunder, or an alteration, materially adverse to Executive, in the nature of Executive's duties, responsibilities, and authorities, Executive's positions or the conditions of Executive's employment from those specified in Section 3 or otherwise hereunder (other than inadvertent actions which are promptly remedied); for this purpose, it shall constitute “Good Reason” under this subsection (f)(i) if Executive shall be required to report to and take direction from any person other than the Chief Executive Officer of the Company; except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive's employment for Cause, Disability, Retirement, as a result of Executive's death, or as a result of action by or with the consent of Executive; for purposes of this Section 8(f)(i), references to the Company (and the Board and stockholders of the Company) refer to the ultimate parent company (and its board and stockholders) succeeding the Company following an acquisition in which the corporate existence of the Company continues, in accordance with Section 13(b);

(ii)
(A) a reduction by the Company in Executive's Base Salary, (B) the setting of Executive's annual target incentive opportunity in amounts less than specified under or otherwise not in conformity with Section 4 hereof (other than a setting of annual target incentives that would pay cash in amounts equal to the value of what would otherwise have been provided in the form of Company common stock), or (C) a material adverse change in benefits not in conformity with Section 5;

(iii)
the relocation of the principal place of Executive's employment not in conformity with Section 3(c) hereof; for this purpose, required travel on the Company's business will not constitute a relocation;

(iv)
the failure by the Company to pay to Executive (A) any portion of Executive's base salary, (B) any portion of the Annual Cash Award or the Annual Stock Incentive that is payable in cash and has been awarded to Executive pursuant to Section 4(b), or (C) any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date such compensation is due;

(v)
the failure by the Company to continue in effect any material compensation or benefit plan in which Executive participated immediately prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of compensation or benefits provided and the level of Executive's participation relative to other participants and the tax treatment of such compensation or benefits, as existed at the time of the Change in Control;

(vi)
the failure of the Company to obtain a satisfactory agreement from any successor to the Company to fully assume the Company's obligations and to perform under this Agreement, as contemplated in Section 13(b) hereof; or

(vii)	any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement.

(g)“Partial Year Bonus”. For purposes of this Agreement, a Partial Year Bonus is an amount equal to the annual incentive compensation that would have become payable to Executive for that year if his employment had not terminated, based on the performance actually achieved prior to the date Executive's employment terminates and the Reasonably Anticipated Performance for the remainder of the year.

(h)Intentionally omitted.

(i)“Reasonably Anticipated Performance”. For purposes of this Agreement, “Reasonably Anticipated Performance” is performance reasonably anticipated at the time of termination of employment, as determined by the Board, in good faith, based on discussions with management of the Company and Executive and based on documents (including term sheets, leases and letters of intent) and, in the absence of documentation, material negotiations have commenced at the time of termination and the transaction in question is completed, and other facts and circumstances in existence at the time of termination.

(j)“Severance Period.” For purposes of this Agreement, the “Severance Period” shall be:

(i)	the one-year period immediately following Executive's termination due to his Retirement;

(ii)	the two-year period immediately following Executive's termination due to his Disability;

(iii)	the three-year period immediately following Executive's termination by the Company without Cause or Executive's termination of employment for Good Reason; and

(iv)	in all other cases, there will be no Severance Period.

9.	Payment of Financial Obligations.

The payment or provision to Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement, including, without limitation, the payment of Executive's Base Salary, Annual Cash Award, Annual Stock Incentive, and other benefits set forth in Section 5(b) hereof, the payment of the severance payment and Partial Year Bonus and provision of the severance benefits (if applicable) as set forth in Section 6 and Section 7 hereof and any indemnification obligations, shall be allocated (the “Compensation Split”) between the Company and the Operating Partnership by the Committee based on any reasonable method; provided, however, that such allocation shall not detrimentally alter the obligations of the Company and the Operating Partnership to Executive.

10.	Rabbi Trust Obligation; Excise Tax-Related Provisions.

(a)Rabbi Trust Funding. In the event of a Change in Control (other than an acquisition resulting in the acquirer being the beneficial owner of less than 50% of the Company's voting securities), the Company shall, not later than 30 days after the time of such Change in Control, have established one or more rabbi trusts and shall deposit therein cash in an amount sufficient to provide for full payment of all potential cash obligations of the Company that have arisen or would arise as a result such Change in Control and a subsequent termination of Executive's employment under Section 7(c) or 7(d). Such rabbi trust(s) shall be irrevocable and shall provide that the Company may not, directly or indirectly, use or recover any assets of the trust(s) until such time as all obligations which potentially could arise hereunder have been settled and paid in full, subject only to the claims of creditors of the Company in the event of insolvency or bankruptcy of the Company.

(b)Parachute Payments-Best After-Tax Result. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by Executive and the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section (the "Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company for the direct or indirect compensation of Executive (including groups or classes of participants or beneficiaries of which Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for Executive (a "Benefit Arrangement"), any right to receive any payment or other benefit under this Agreement shall not become payable, exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for Executive under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to Executive under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment") and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by Executive from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for Executive under this Agreement, any Other Agreement or any Benefit Arrangement would cause Executive to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by Executive as described in clause (ii) of the preceding sentence, then the Company shall reduce or eliminate the rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements by first reducing or eliminating payments which are payable in cash and then by reducing or eliminating payments, rights and benefits which are not payable in cash, in each case in reverse order beginning with payments, rights or benefits which are to be paid the farthest in time from the Change in Control so that Executive will not be considered to have received a Parachute Payment.

All determinations under this Section 10(b) shall be made at the expense of the Company by a nationally recognized public accounting or consulting firm selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld. Such determination shall be binding upon Executive and the Company.
The Company shall obtain an appraisal of the fair market value of the Non-Competition Agreement entered into pursuant to Section 11(a) from time to time as reasonably required (but no more often than annually, except in the case of a Change in Control) and at its expense.

11.	Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.

(a)Noncompetition Agreement. Executive and the Company and the Operating Partnership hereby confirm that they have previously executed a Noncompetition Agreement that is consistent with Section 3(b) and shall only apply during the Term and for a period of one year following a Change in Control.

(b)Non-Solicitation. Without the consent in writing of the Board, Executive will not, at any time during the Term and for the length of the Severance Period, acting alone or in conjunction with others, directly or indirectly (i) induce any customers of the Company or any of its affiliates with whom Executive has had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Company or any of its affiliates, to curtail or cancel their business with the Company or any such affiliate; (ii) induce, or attempt to influence, any employee of the Company or any of its affiliates to terminate employment; or (iii) solicit or assist any third party in the solicitation of, any person who is an employee of the Company or any affiliate; provided, however, that activities engaged in by or on behalf of the Company are not restricted by this covenant. The provisions of subparagraphs (i), (ii), and (iii) above are separate and distinct commitments independent of each of the other subparagraphs. Notwithstanding anything in this Section 11(b) to the contrary, Executive is permitted to solicit any individual who served as his executive assistant during the Term.

(c)Non-Disclosure; Ownership of Work. Executive shall not, at any time during the Term and thereafter (including following Executive's termination of employment for any reason), disclose, use, transfer, or sell, except in the course of employment with or other service to the Company, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Company and its affiliates and customers so long as such information has not otherwise been disclosed through no wrongdoing of Executive or an individual under a similar restriction or is not otherwise in the public domain, except as required by law or pursuant to legal process. In addition, upon termination of employment for any reason, Executive will return to the Company or its affiliates all documents and other media containing information belonging or relating to the Company or its affiliates. Executive will promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that Executive has conceived or made during the Term; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business activities of the Company and its affiliates; (ii) are suggested by or result from Executive's work at the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates. All Inventions will be the Company's property rather than Executive's. Should the Company request it, Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

(d)Cooperation With Regard to Litigation. Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive's termination of employment for any reason), by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive's post-termination responsibilities and obligations. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

(e)Non-Disparagement. Executive shall not, at any time during the Term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, nor shall members of the Board of Directors or Executive's successor in office make any such statements or representations regarding Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or his successor or members of the Board of Directors from making truthful statements that are required by applicable law, regulation or legal process.

(f)Release of Employment Claims. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 6 and 7 herein (other than Compensation Accrued at Termination or termination benefits payable in connection with Executive's death) (the “Termination Benefits”), that he will execute and not revoke a general release in substantially the form attached hereto as Exhibit A. Such general release shall be provided to Executive within five (5) days of his termination of employment and he shall execute the general release within thirty (30) days and, pursuant to Exhibit A, the revocation period with respect to such release is seven (7) days. In the event the release of claims (and the expiration of any revocation rights provided therein) could become effective in one of two (2) taxable years of Executive depending on when Executive executes and delivers the release, any payment conditioned on execution of the release shall not be made earlier than the first business day of the later of such tax years.

(g)Forfeiture of Outstanding Options and Other Equity Awards. The provisions of Sections 6 and 7 notwithstanding, if Executive fails to comply with the restrictive covenants under Section 11(a) - (c), all options to purchase Common Stock and other equity awards granted by the Company at and after the Effective Date and then held by Executive or a transferee of Executive shall be immediately forfeited and thereupon such options and equity awards shall be cancelled. Notwithstanding the foregoing, Executive shall not forfeit any option or equity award unless and until there shall have been delivered to him, within two (2) months after the Board (i) had knowledge of conduct or an event allegedly constituting grounds for such forfeiture and (ii) had reason to believe that such conduct or event could be grounds for such forfeiture, a copy of a resolution duly adopted by a majority affirmative vote of the membership of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such forfeiture and not less than 30 days to correct the acts or omissions complained of, if correctable, and affording Executive the opportunity, together with his counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive has engaged in conduct set forth in this Section 11(g) which constitutes grounds for forfeiture of Executive's options and equity awards; provided, however, that if any option is exercised or equity award is settled after delivery of such notice and the Board subsequently makes the determination described in this sentence, Executive shall be required to pay to the Company an amount equal to the difference between the aggregate value of the shares acquired upon such exercise of the option at the date of the Board determination and the aggregate exercise price paid by Executive and an amount equal to the fair market value of the shares delivered in settlement of the equity award at the date of such determination (net of any cash payment for the shares by Executive). Any such forfeiture shall apply to such options notwithstanding any term or provision of any option agreement. In addition, Executive agrees that all compensation paid or payable to Executive shall be subject to (i) the provisions of the Company's claw-back policy as in effect on the Effective Date, and (ii) any claw-back required by applicable law.

(h)Survival. The provisions of this Section 11 shall survive the termination of the Term and any termination or expiration of this Agreement.

(i)Remedies. Executive agrees that any breach of the terms of this Section 11 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach and notwithstanding Section 12, the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 12. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 11, including but not limited to the recovery of damages from Executive. Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with Section 12, that willful actions by Executive have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or material fraud against the Company, then the Company, or its successor, as appropriate, may recover all of any award or payment made to Executive, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment, pursuant to Section 7(c) or (d), and Executive agrees to repay and return such awards and amounts to the Company within 30 calendar days of receiving notice from the Company that the Board has made the determination referenced above and accordingly the Company is demanding repayment pursuant to this Section 11(i). The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.

12.	Governing Law; Disputes; Arbitration.

(a)Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of California, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof. If any court determines that any provision of Section 11 is unenforceable because of the duration or geographic scope of such provision, it is the parties' intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.

(b)Reimbursement of Expenses in Enforcing Rights. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in negotiating this Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in seeking to interpret this Agreement or enforce rights pursuant to this Agreement (A) prior to a Change in Control, shall be paid on behalf of or reimbursed to Executive promptly by the Company provided Executive is the prevailing party, and (B) after a Change in Control, shall be paid on behalf of or reimbursed to Executive promptly by the Company regardless of whether Executive is the prevailing party, provided that no reimbursement shall be made of such expenses relating to any unsuccessful assertion of rights if and to the extent that Executive's assertion of such rights was in bad faith or frivolous, as determined by arbitrators in accordance with Section 12(c) or a court having jurisdiction over the matter. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in seeking to defend the valuation of the Non-Competition Agreement and against claims made by any taxing authorities pursuant to Section 280G and Section 4999 of the Code or similar state law shall be paid on behalf of or reimbursed to Executive promptly by the Company regardless of whether Executive is the prevailing party, provided that no reimbursement shall be made for any tax liability imposed on Executive.

(c)Arbitration. Any dispute or controversy arising under or in connection with this Agreement, arising prior to a Change in Control, shall be settled exclusively by arbitration in Los Angeles, California by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators' award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of California, (ii) any of the courts of the State of California, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to Section 12(b), the Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 12. Notwithstanding any provision in this Section 12, Executive shall be paid compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement. Any dispute or controversy arising under or in connection with this Agreement, arising in connection with or after a Change in Control, may, at the discretion of Executive be settled (i) by arbitration, in accordance with this Section 12(c) or (ii) by a court of competent jurisdiction.

(d)Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 12 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company's principal bank prior to the date of such decision or judgment and at the prime rate plus four percent (4%) from and after the date of such decision or judgment until payment.

(e)LIMITATION ON LIABILITIES. IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL AND CONSEQUENTIAL DAMAGES PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE AND SHALL EXCLUDE PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN SECTION 12(C) WOULD PROVIDE OTHERWISE. This provision shall not apply on or after the occurrence of a Change in Control.

(f)WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 12(C), requiring arbitration of disputes hereunder. This provision shall not apply on or after the occurrence of a Change in Control.

13.	Miscellaneous.

(a)Integration. This Agreement cancels and supersedes any and all prior agreements and understandings (whether written or oral) between the parties hereto with respect to the employment of Executive by the Company, any parent or predecessor company, and the Company's subsidiaries during the Term, including the Prior Employment Agreements, but excluding existing written contracts relating to compensation under equity compensation and employee benefit plans of the Company and its subsidiaries. The foregoing notwithstanding, Executive shall not participate in the Company's Employee Protection Program unless the aggregate benefits provided under such plan would exceed the aggregate benefits provided to Executive under this Agreement upon termination of employment, in which case Executive shall only receive the excess amount provided under the Company's Employee Protection Program. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company. In the event of any inconsistency or conflict between the terms of this Agreement and the terms of any other compensation plans and agreements approved by the Company after the date of this agreement, including plans or agreements providing for incentive compensation, equity compensation or employee benefits, the terms that are most favorable to Executive shall control.

(b)Successors; Transferability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and, in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Company may transfer and assign this Agreement and the Company's rights and obligations hereunder to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company's obligations under this Agreement. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Section 13(c).

(c)Beneficiaries. Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive's death.

(d)Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

If to the Company:
KILROY REALTY CORPORATION
12200 West Olympic Boulevard, Suite 200
Los Angeles, CA 90064
Attention: Corporate Counsel

If to Executive:
Jeffrey C. Hawken
12200 West Olympic Boulevard, Suite 200
Los Angeles, CA 90064

If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.
(e)Reformation. The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

(f)Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

(g)No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

(h)No Obligation To Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive's damages upon any termination of employment; provided, however, that, to the extent Executive receives from a subsequent employer health or other insurance benefits that are substantially similar to the benefits referred to in Section 5(b) hereof, any such benefits to be provided by the Company to Executive following the Term shall be correspondingly reduced.

(i)Offsets; Withholding. The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 6 and 7, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.

(j)Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(k)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(l)Due Authority and Execution. The execution, delivery and performance of this Agreement have been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

(m)Representations of Executive. Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder. In the event of a breach of such representation or warranty on Executive's part or if there is any other legal impediment which prevents him from entering into this Agreement or performing all of his obligations hereunder, the Company shall have the right to terminate this Agreement forthwith in accordance with the same notice and hearing procedures specified above in respect of a termination by the Company for Cause pursuant to Section 7(a) and shall have no further obligations to Executive hereunder. Notwithstanding a termination by the Company under this Section 13(m), Executive's obligations under Section 11 shall survive such termination.

14.	D&O Insurance.

The Company will maintain directors' and officers' liability insurance during the Term and for a period of six years after the date Executive ceases performing services for the Company, covering acts and omissions of Executive during the Term, on terms substantially no less favorable than those in effect on the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this instrument to be duly executed as of the date first above written.

KILROY REALTY CORPORATION,
a Maryland corporation

By:	/s/ Tyler Rose
Tyler Rose Executive Vice President, Chief Financial Officer and Secretary

By:	/s/ Joseph Magri
Joseph Magri Vice President, Corporate Counsel

KILROY REALTY L.P.,
a Delaware limited partnership

By:	KILROY REALTY CORPORATION,
a Maryland corporation
its general partner

By:	/s/ Tyler Rose
Tyler Rose Executive Vice President, Chief Financial Officer and Secretary

By:	/s/ Joseph Magri
Joseph Magri Vice President, Corporate Counsel

EXECUTIVE

/s/ Jeffrey C. Hawken
Jeffrey C. Hawken

EXHIBIT A1
For and in consideration of the payments and other benefits due to Jeffrey C. Hawken (the “Executive”) pursuant to the Employment Agreement that was amended and restated as of January 1, 2013 (the “Employment Agreement”), by and between Kilroy Realty Corporation, (the “Company”) and Executive, and for other good and valuable consideration, Executive hereby agrees, for Executive, Executive's spouse and child or children (if any), Executive's heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or Executive's separation from employment with the Affiliated Entities, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive's employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

____________________________
1 This release may be amended by the Company to reflect new laws and changes in applicable laws.

Executive has read this Release carefully, acknowledges that Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of Executive's choice prior to executing this Release, and Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Executive also understands that Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Executive pursuant to the Agreement until eight days have passed since Executive's signing of this Release without Executive's signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company's normal payroll practices or employee benefit plans. Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily.
Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company's obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Executive under the Employment Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where Executive's compensation or benefits are intended to continue or Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Executive's termination; (ii) rights to indemnification Executive may have under the Employment Agreement or a separate agreement entered into with the Company; or (iii) rights Executive may have as a shareholder, unit holder or prior member of the operating partnership.
This Release is final and binding and may not be changed or modified except in a writing signed by both parties. Section 12 of the Employment Agreement shall apply to this Release.

Date:    ____________________________
Jeffrey C. Hawken
Date:    ____________________________
Kilroy Realty Corporation
Date:    ____________________________
Kilroy Realty Corporation